                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                   ---------------------------------------------

                                    SCHEDULE 13G

                                   (RULE 13d-102)


              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)


                                (AMENDMENT NO. 1)(1)


                                     ONSALE, INC.
--------------------------------------------------------------------------------
                                  (Name of Issuer)



                                    COMMON STOCK
--------------------------------------------------------------------------------
                           (Title of Class of Securities)



                                     0006828381
--------------------------------------------------------------------------------
                                   (CUSIP Number)



                                       N/A
--------------------------------------------------------------------------------
            (Date of Event which Requires filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             / / Rule 13d-1(b)

                             / / Rule 13d-(c)

                             /X/ Rule 13d-1(d)



                           (Continued on following pages)
                                (Page 1 of 15 Pages)



-----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 0006828381                  13G                    Page 2 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              KLEINER PERKINS CAUFIELD & BYERS VIII. L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII")
              77-0431351
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                                                            0
    NUMBER OF       -----------------------------------------------------------
      SHARES             6    SHARED VOTING POWER
   BENEFICIALLY                                                       593,511
    OWNED BY        -----------------------------------------------------------
      EACH               7    SOLE DISPOSITIVE POWER
    REPORTING                                                               0
   PERSON WITH      -----------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                                                      593,511
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING       593,511
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         3.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0006828381                 13G                     Page 3 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES")
              94-3240818
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
          GROUP*                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

            CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER                             0
                    ------------------------------------------------------------
                         6    SHARED VOTING POWER
                              593,511 shares directly held by KPCB
    NUMBER OF                 VIII. KPCB VIII Associates is the
      SHARES                  general partner of KPCB VIII.
   BENEFICIALLY     ------------------------------------------------------------
  OWNED BY EACH          7    SOLE DISPOSITIVE POWER                        0
    REPORTING       ------------------------------------------------------------
   PERSON WITH           8    SHARED DISPOSITIVE POWER
                              593,511 shares directly held by KPCB
                              VIII. KPCB VIII Associates is the
                              general partner of KPCB VIII.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING       593,511
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         3.1%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0006828381                  13G                    Page 4 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              BROOK BYERS
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              23,877 shares of which 17,459 shares are held
                              directly and 6,418 are held by trusts of which
                              Mr. Byers is the trustee. Mr. Byers disclaims
                              beneficial ownership of the shares held by the
                              trusts.
                    ------------------------------------------------------------
                         6    SHARED VOTING POWER
                              637,466 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609 shares are
                              directly held by KPCB Information Sciences
                              Zaibatsu Fund II, L.P., a California limited
                              partnership ("KPCB ZF II"). KPCB VIII
                              Associates is the general partner of KPCB VIII.
                              KPCB VII Associates, L.P., a California limited
    NUMBER OF                 partnership ("KPCB VII Associates") is the general
     SHARES                   partner of KPCB ZF II. Mr. Byers is a general
  BENEFICIALLY                partner of KPCB VIII Associates and KPCB VII
    OWNED BY                  Associates.  Mr. Byers disclaims beneficial
      EACH                    ownership of the shares held directly by KPCB
   REPORTING                  VIII and KPCB ZF II.
  PERSON WITH       ------------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER
                              23,877 shares of which 17,459 shares are held
                              directly and 6,418 are held by trusts of which
                              Mr. Byers is the trustee. Mr. Byers disclaims
                              beneficial ownership of the shares held by the
                              trusts.
                   -------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                               637,466 shares of which 593,511 shares are
                               directly held by KPCB VIII and 42,609 shares are directly held by KPCB Information Sciences Zaibatsu Fund II, L.P., a California limited partnership ("KPCB ZF II"). KPCB VIII Associates is the general partner of KPCB VIII. KPCB VII Associates, L.P., a California limited partnership ("KPCB VII Associates") is the general partner of KPCB ZF II. Mr. Byers is a general partner of KPCB VIII Associates and
                               KPCB VII Associates. Mr. Byers disclaims
                               beneficial ownership of the shares held
                               directly by KPCB VIII and KPCB ZF II.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING       659,997
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         3.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0006828381                  13G                    Page 5 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              KEVIN COMPTON
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER                         2,018
                    ------------------------------------------------------------
                         6    SHARED VOTING POWER
                              636,120 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609
                              shares are directly held by KPCB ZF II.
                              KPCB VIII Associates is the general
                              partner of KPCB VIII. KPCB VII Associates
                              is the general partner of KPCB ZF II. Mr.
                              Compton is a general partner of KPCB VIII
                              Associates and KPCB VII Associates. Mr.
    NUMBER OF                 Compton disclaims beneficial ownership of
      SHARES                  the shares held directly by KPCB VIII and
   BENEFICIALLY               KPCB ZF II.
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING            7    SOLE DISPOSITIVE POWER                    2,018
   PERSON WITH      ------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              636,120 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609
                              shares are directly held by KPCB ZF II.
                              KPCB VIII Associates is the general
                              partner of KPCB VIII. KPCB VII Associates
                              is the general partner of KPCB ZF II. Mr.
                              Compton is a general partner of KPCB VIII
                              Associates and KPCB VII Associates. Mr.
                              Compton disclaims beneficial ownership of
                              the shares held directly by KPCB VIII and
                              KPCB ZF II.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING       638,138
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                3.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0006828381                 13G                     Page 6 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              L. JOHN DOERR
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                              55,732 shares of which 54,386 shares are held
                              directly and 1,346 shares are held by a trust of
                              which Mr. Doerr is the trustee. Mr. Doerr
                              disclaims beneficial ownership of shares held
                              by the trust.
                    -----------------------------------------------------------
                           6   SHARED VOTING POWER
                               636,120 shares of which 593,511 shares are
                               directly held by KPCB VIII and 42,609 shares
                               are directly held by KPCB ZF II. KPCB VIII
                               Associates is the general partner of KPCB VIII
                               KPCB VII Associates is the general partner
                               of KPCB ZF II. Mr. Doerr is a general partner of
                               KPCB VIII Associates and KPCB VII Associates.
    NUMBER OF                  Mr. Doerr disclaims beneficial ownership
      SHARES                   of the shares held directly by KPCB VIII and
   BENEFICIALLY                KPCB ZF II.
  OWNED BY EACH      -----------------------------------------------------------
    REPORTING            7    SOLE DISPOSITIVE POWER
   PERSON WITH                55,732 shares of which 54,386 shares are held
                              directly and 1,346 shares are held by a trust of
                              which Mr. Doerr is the trustee. Mr. Doerr
                              disclaims beneficial ownership of shares held
                              by the trust.
                     -----------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              636,120 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609 shares are
                              directly held by KPCB ZF II. KPCB VIII Associates
                              is the general partner of KPCB VIII. KPCB VII
                              Associates is the general partner of KPCB ZF II.
                              Mr. Doerr is a general partner of KPCB VIII
                              Associates and KPCB VII Associates. Mr. Doerr
                              disclaims beneficial ownership of the shares held
                              directly by KPCB VIII and KPCB ZF II.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING       691,852
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                3.6%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0006828381                  13G                    Page 7 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              WILLIAM R. HEARST III
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER                             0
                    ------------------------------------------------------------
                         6    SHARED VOTING POWER
                              636,120 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609
                              shares are directly held by KPCB ZF II.
                              KPCB VIII Associates is the general partner
                              of KPCB VIII. KPCB VII Associates is the
                              general partner of KPCB ZF II. Mr. Hearst
                              is a general partner of KPCB VIII
                              Associates and KPCB VII Associates. Mr.
                              Hearst disclaims beneficial ownership of
    NUMBER OF                 the shares held directly by KPCB VIII and
      SHARES                  KPCB ZF II.
   BENEFICIALLY     ------------------------------------------------------------
  OWNED BY EACH          7    SOLE DISPOSITIVE POWER                        0
    REPORTING       ------------------------------------------------------------
   PERSON WITH           8    SHARED DISPOSITIVE POWER
                              636,120 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609
                              shares are directly held by KPCB ZF II.
                              KPCB VIII Associates is the general partner
                              of KPCB VIII. KPCB VII Associates is the
                              general partner of KPCB ZF II. Mr. Hearst
                              is a general partner of KPCB VIII
                              Associates and KPCB VII Associates. Mr.
                              Hearst disclaims beneficial ownership of
                              the shares held directly by KPCB VIII and
                              KPCB ZF II.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING       636,120
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         3.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0006828381                   13G                   Page 8 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              VINOD KHOSLA
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY
--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER                             0
                    ------------------------------------------------------------
                         6    SHARED VOTING POWER
                              636,120 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609 shares
                              are directly held by KPCB ZF II. KPCB VIII
                              Associates is the general partner of KPCB
                              VIII. KPCB VII Associates is the general
                              partner of KPCB ZF II. Mr. Khosla is the
                              general partner of KPCB VIII Associates and
                              KPCB VII Associates. Mr. Khosla disclaims
    NUMBER OF                 beneficial ownership of the shares held
      SHARES                  directly by KPCB VIII and KPCB ZF II.
   BENEFICIALLY     ------------------------------------------------------------
  OWNED BY EACH          7    SOLE DISPOSITIVE POWER                        0
    REPORTING       ------------------------------------------------------------
   PERSON WITH           8    SHARED DISPOSITIVE POWER
                              636,120 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609 shares
                              are directly held by KPCB ZF II. KPCB VIII
                              Associates is the general partner of KPCB
                              VIII. KPCB VII Associates is the general
                              partner of KPCB ZF II. Mr. Khosla is the
                              general partner of KPCB VIII Associates and
                              KPCB VII Associates. Mr. Khosla disclaims
                              beneficial ownership of the shares held
                              directly by KPCB VIII and KPCB ZF II.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING       636,120
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                3.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0006828381                  13G                    Page 9 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              JOSEPH LACOB
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER                        16,785
                    ------------------------------------------------------------
                         6    SHARED VOTING POWER
                              636,120 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609
                              shares are directly held by KPCB ZF II.
                              KPCB VIII Associates is the general partner
                              of KPCB VIII. KPCB VII Associates is the
                              general partner of KPCB ZF II. Mr. Lacob
                              is a general partner of KPCB VIII
                              Associates and KPCB VII Associates. Mr.
                              Lacob disclaims beneficial ownership of the
    NUMBER OF                 shares held directly by KPCB VIII and KPCB
      SHARES                  ZF II.
   BENEFICIALLY     ------------------------------------------------------------
  OWNED BY EACH          7    SOLE DISPOSITIVE POWER                   16,785
    REPORTING       ------------------------------------------------------------
   PERSON WITH           8    SHARED DISPOSITIVE POWER
                              636,120 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609
                              shares are directly held by KPCB ZF II.
                              KPCB VIII Associates is the general partner
                              of KPCB VIII. KPCB VII Associates is the
                              general partner of KPCB ZF II. Mr. Lacob
                              is a general partner of KPCB VIII
                              Associates and KPCB VII Associates. Mr.
                              Lacob disclaims beneficial ownership of the
                              shares held directly by KPCB VIII and KPCB
                              ZF II.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING       652,905
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                3.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0006828381                  13G                   Page 10 of 15 Pages
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              DOUGLAS MACKENZIE
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER                             0
                    ------------------------------------------------------------
                         6    SHARED VOTING POWER
                              636,120 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609
                              shares are directly held by KPCB ZF II.
                              KPCB VIII Associates is the general partner
                              of KPCB VIII. KPCB VII Associates is the
                              general partner of KPCB ZF II. Mr.
                              MacKenzie is a general partner of KPCB VIII
                              Associates and KPCB VII Associates. MR.
                              Mackenzie disclaims beneficial ownership of
    NUMBER OF                 the shares held directly by KPCB VIII and
      SHARES                  KPCB ZF II.
   BENEFICIALLY     ------------------------------------------------------------
  OWNED BY EACH          7    SOLE DISPOSITIVE POWER                        0
    REPORTING       ------------------------------------------------------------
   PERSON WITH           8    SHARED DISPOSITIVE POWER
                              636,120 shares of which 593,511 shares are
                              directly held by KPCB VIII and 42,609
                              shares are directly held by KPCB ZF II.
                              KPCB VIII Associates is the general partner
                              of KPCB VIII. KPCB VII Associates is the
                              general partner of KPCB ZF II. Mr.
                              MacKenzie is a general partner of KPCB VIII
                              Associates and KPCB VII Associates. Mr.
                              MacKenzie disclaims beneficial ownership of
                              the shares held directly by KPCB VIII and
                              KPCB ZF II.
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING       636,120
          PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                3.3%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 15 Pages

   Item 1(a)   Name of Issuer:

               Onsale, Inc.

   Item 1(b)   Address of Issuer's Principal Executive Offices:

               1350 Willow Road
               Menlo Park, CA 94025

 Item 2(a)-(c) Name, Address and Citizenship of Persons Filing:

               This amendment is being filed by KPCB VIII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VIII Associates are also general partners of KPCB VII Associates.

               KPCB VIII Associates is general partner to KPCB VIII. KPCB VII Associates is general partner to KPCB ZF II.

   Item 2(d)   Title of Class of Securities:

                Common Stock

   Item 2(e)   Cusip Number:

               0006828381

    Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the personh filing is a:

               Not Applicable

    Item 4.    Ownership.

               Please see Item 5.

    Item 5.    Ownership of Five Percent or Less of a Class.

               This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of ONSALE, Inc.

    Item 6.    Ownership of More than Five Percent on Behalf of Another
               Person.

               Not Applicable

    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable

    Item 8.    Identification and Classification of Members of the Group.

               Not Applicable

    Item 9.    Notice of Dissolution of Group.

               Not Applicable

    Item 10.   Certification.

               Not Applicable

                                                             Page 12 of 15 Pages


                                      SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Date: February 12, 1999

BROOK H. BYERS                              KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                            CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS P. MACKENZIE


Signature:  /s/ Michael S. Curry            Signature:  /s/ Brook H. Byers
           -------------------------                   -------------------------
            Michael S. Curry                            Brook H. Byers
            Attorney-in-Fact                            A General Partner

                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VIII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP


                                            By KPCB VIII Associates, L.P., a
                                            California Limited Partnership, its
                                            General Partner


                                            Signature:  /s/ Brook H. Byers
                                                       -------------------------
                                                        Brook H. Byers
                                                        A General Partner

                                                             Page 13 of 15 Pages


                                    EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
 Exhibit                                                        Numbered Page
 -------                                                        -------------
 Exhibit A: Agreement of Joint Filing                                 14

 Exhibit B:  List of General Partners of KPCB VIII Associates         15


                                                             Page 14 of 15 Pages


                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

            The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of ONSALE, Inc., held by KPCB VIII Associates, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date: February 12, 1999


BROOK H. BYERS                              KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                            CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS P. MACKENZIE


Signature:  /s/ Michael S. Curry            Signature:  /s/ Brook H. Byers
           -------------------------                   -------------------------
            Michael S. Curry                            A General Partner
            Attorney-in-Fact

                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VIII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP


                                            By KPCB VIII Associates, L.P., a
                                            California Limited Partnership, its
                                            General Partner


                                            Signature:  /s/ Brook H. Byers
                                                       -------------------------
                                                        Brook H. Byers
                                                        A General Partner

                                                             Page 15 of 15 Pages


                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

     Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a)  Brook H. Byers*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  L. John Doerr*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

6.   (a)  Joseph S. Lacob*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  Douglas P. MacKenzie*
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

---------------------------
* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.